EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                        CHANGE TECHNOLOGY PARTNERS, INC.

                                       AND

                          FRANKLIN CAPITAL CORPORATION





                          Dated as of December 4, 2001


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                                TABLE OF CONTENTS

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ARTICLE I THE MERGER...........................................................1

         1.1      THE MERGER...................................................1
         1.2      CLOSING......................................................1
         1.3      EFFECTIVE TIME...............................................2
         1.4      CERTIFICATE OF INCORPORATION.................................2
         1.5      BYLAWS.......................................................2
         1.6      DIRECTORS....................................................2
         1.7      OFFICERS.....................................................3
         1.8      EFFECT ON FRANKLIN CAPITAL STOCK.............................3
         1.9      EFFECT ON CTPI CAPITAL STOCK.................................3
         1.10     EXCHANGE OF CERTIFICATES.....................................4
         1.11     DISSENTING SHARES............................................7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF FRANKLIN..........................8

         2.1      ORGANIZATION, STANDING AND CORPORATE POWER...................8
         2.2      CAPITAL STRUCTURE............................................8
         2.3      AUTHORITY; NONCONTRAVENTION..................................9
         2.4      SEC DOCUMENTS...............................................10
         2.5      ABSENCE OF CERTAIN CHANGES OR EVENTS........................11
         2.6      NO EXTRAORDINARY PAYMENTS OR CHANGE IN BENEFITS.............12
         2.7      VOTING REQUIREMENTS.........................................12
         2.8      STATE TAKEOVER STATUTES.....................................12
         2.9      BROKERS.....................................................12
         2.10     COMPLIANCE WITH APPLICABLE LAWS.............................12
         2.11     ABSENCE OF UNDISCLOSED LIABILITIES..........................13
         2.12     LITIGATION..................................................13
         2.13     TRANSACTIONS WITH AFFILIATES................................13
         2.14     INVESTMENT COMPANY ACT......................................13
         2.15     TAXES.......................................................13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF CTPI............................15

         3.1      ORGANIZATION, STANDING AND CORPORATE POWER..................15
         3.2      CTPI CAPITAL STRUCTURE......................................15
         3.3      AUTHORITY; NONCONTRAVENTION.................................16
         3.4      SEC DOCUMENTS...............................................17
         3.5      ABSENCE OF CERTAIN CHANGES OR EVENTS........................18
         3.6      NO EXTRAORDINARY PAYMENTS OR CHANGE IN BENEFITS.............18
         3.7      VOTING REQUIREMENTS.........................................19
         3.8      STATE TAKEOVER STATUTES.....................................19
         3.9      BROKERS.....................................................19
         3.10     COMPLIANCE WITH APPLICABLE LAWS.............................19

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         3.11     ABSENCE OF UNDISCLOSED LIABILITIES..........................19
         3.12     LITIGATION..................................................20
         3.13     TRANSACTIONS WITH AFFILIATES................................20
         3.14     INVESTMENT COMPANY ACT......................................20
         3.15     TAXES.......................................................20
         3.16     SALE OF CERTAIN INSYS AND RAND INTERESTS.  .................21

ARTICLE IV ADDITIONAL AGREEMENTS..............................................21

         4.1      PREPARATION OF REGISTRATION STATEMENT AND THE JOINT PROXY
                  STATEMENT; INFORMATION SUPPLIED.............................21
         4.2      MEETINGS OF CTPI STOCKHOLDERS AND FRANKLIN STOCKHOLDERS.....23
         4.3      ACCESS TO INFORMATION; CONFIDENTIALITY......................23
         4.4      PUBLIC ANNOUNCEMENTS........................................24
         4.5      ACQUISITION PROPOSALS.......................................24
                  4.5.1    CTPI ACQUISITION PROPOSAL..........................24
                  4.5.2    FRANKLIN ACQUISITION PROPOSAL......................25
         4.6      CONSENTS, APPROVALS AND FILINGS.............................27
         4.7      AFFILIATES' LETTERS.........................................27
         4.8      STOCK EXCHANGE LISTING......................................28
         4.9      STOCKHOLDER LITIGATION......................................28
         4.10     INDEMNIFICATION.............................................28
         4.11     LETTER OF CTPI'S ACCOUNTANTS................................28
         4.12     LETTER OF FRANKLIN'S ACCOUNTANTS............................29
         4.13     CONSUMMATION OF MERGER; BEST EFFORTS........................29

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER...........29

         5.1      CONDUCT OF BUSINESS.........................................29
         5.2      CTPI STOCK OPTIONS AND CTPI WARRANTS........................32
         5.3      OTHER ACTIONS...............................................32

ARTICLE VI CONDITIONS PRECEDENT...............................................33

         6.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER..33
         6.2      CONDITIONS TO OBLIGATIONS OF FRANKLIN.......................33
         6.3      CONDITIONS TO OBLIGATION OF CTPI ...........................34

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.................................35

         7.1      TERMINATION.................................................35
         7.2      EFFECT OF TERMINATION.......................................37
         7.3      AMENDMENT...................................................37
         7.4      EXTENSION, WAIVER...........................................37
         7.5      PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER...37

ARTICLE VIII SURVIVAL OF PROVISIONS...........................................37

         8.1      SURVIVAL....................................................37

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ARTICLE IX NOTICES  38

         9.1      NOTICES.....................................................38

ARTICLE X MISCELLANEOUS.......................................................39

         10.1     ENTIRE AGREEMENT............................................39
         10.2     EXPENSES....................................................39
         10.3     COUNTERPARTS................................................40
         10.4     NO THIRD PARTY BENEFICIARY..................................40
         10.5     GOVERNING LAW...............................................40
         10.6     ASSIGNMENT; BINDING EFFECT..................................40
         10.7     HEADINGS, GENDER, ETC.......................................41
         10.8     INVALID PROVISIONS..........................................41





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Annex I           Form of Certificate of Incorporation
Annex II          Form of Surviving Corporation By-laws
Exhibit A         Form of Employment Agreement for William Avery
Exhibit B         Form of Employment Agreement for Stephen L. Brown
Exhibit C         Form of Employment Agreement for Spencer L. Brown





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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 4, 2001, by and between Change Technology Partners, Inc., a Delaware corporation ("CTPI"), and Franklin Capital Corporation, a Delaware corporation ("Franklin").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Franklin and CTPI have each approved the merger of CTPI with and into Franklin, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, Franklin and CTPI desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), CTPI shall be merged with and into Franklin (the "Merger"), in a transaction intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in accordance with the Delaware General Corporation Law (the "Delaware Code"), and the separate corporate existence of CTPI shall cease and Franklin shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation") with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the Delaware Code. The Merger shall have the effects set forth in the Delaware Code.

         1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, 10019-6064, unless another date, time or place is agreed to in writing by the parties hereto.



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         1.3      EFFECTIVE TIME. The parties hereto will file with the
Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Franklin and CTPI may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the Delaware Code, and make all other filings or recordings required under the Delaware Code in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time specified in the certificate of merger (the "Effective Time").

         1.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation, as heretofore amended (the "Franklin Certificate of Incorporation"), of Franklin shall be amended and restated in its entirety as set forth in ANNEX I hereto, and as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable law. From and after the Effective Time, the name of the Surviving Corporation shall be changed to Excelsior Communications Corporation.

         1.5 BYLAWS. The Bylaws of the Surviving Corporation shall be in the form of ANNEX II hereto until thereafter amended in accordance with their terms and as provided by applicable law.

         1.6 DIRECTORS. The directors of the Surviving Corporation at the Effective Time will consist of eight members, five of which will be from CTPI's pre-Merger Board of Directors and three of which will be from Franklin's pre-Merger Board of Directors. The directors of the Surviving Corporation at the Effective Time shall be as set forth below:

Stephen L. Brown (Co-Chairman)
Michael R. Gleason (Co-Chairman)
James M. Dubin
William E. Lipner
William Avery
Michael Levitt
Spencer L. Brown
Irving Levine

         Each director identified as such above will hold office from the Effective Time until the 2002 annual meeting of the Surviving Corporation, and in all cases, until his or her respective successor is duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation, or as otherwise provided by applicable law. For a two-year period following the Closing, any change in the Surviving Corporation's "Business Strategy" (as defined below) will be required to be approved by the Board of Directors, which action shall require the affirmative vote of not less than two-thirds of the total number of directors, including at least two of the directors of the Surviving Corporation which served on the pre-Merger Board of Directors of Franklin. The "Business Strategy" of the Surviving Corporation

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shall be to develop and acquire assets primarily in the media and advertising business, provided that the Surviving Corporation shall continue CTPI's historic business, or use a significant portion of CTPI's historic business assets in a business, to the extent required under Treas. Reg. ss. 1.368-1(d).

         1.7 OFFICERS. The initial senior executive officers of the Surviving Corporation at the Effective Time shall be as set forth below:

                  Stephen L. Brown      Executive Chairman

                  William Avery         President and Chief
                                        Executive Officer

                  Spencer L. Brown      Executive Vice President

                  Hiram Lazar           Chief Financial Officer

         Each such officer will hold office from the Effective Time until his respective successor is duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation, or as otherwise provided by applicable law. The names, titles and responsibilities of the other individuals who initially will hold officerships with the Surviving Corporation shall be determined by the Board of Directors of the Surviving Corporation following the Effective Time.

         1.8      EFFECT ON FRANKLIN CAPITAL STOCK.

                  (a) OUTSTANDING FRANKLIN COMMON STOCK. The shares of Common Stock, $1.00 par value per share, of Franklin ("Franklin Common Stock") shall be unaffected by the Merger, and each share of Franklin Common Stock issued and outstanding immediately prior to the Effective Time (other than any Franklin Common Stock held by CTPI or any affiliate of CTPI) shall, immediately following the Merger, represent one share of common stock, $.01 par value per share ("Surviving Corporation Common Stock"), of the Surviving Corporation.

                  (b) OUTSTANDING FRANKLIN CONVERTIBLE PREFERRED STOCK. Shares of Series A Convertible Preferred Stock of Franklin, $1.00 par value per share ("Franklin Convertible Preferred Stock"), shall be unaffected by the Merger, and each such share of Franklin Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall, immediately following the Merger, represent one share of the Series A Convertible Preferred Stock, $1.00 par value per share ("Surviving Corporation Series A Preferred Stock"), of the Surviving Corporation.

         1.9      EFFECT ON CTPI CAPITAL STOCK.

                  (a) OUTSTANDING CTPI COMMON STOCK. Each 40.985 shares of common stock of CTPI, $.01 par value per share (the "CPTI Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 1.11 below, and shares held as treasury shares by
CTPI) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive one validly issued, fully paid and nonassessable share of

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Surviving Corporation Common Stock, $.01 par value per share (the "Exchange
Ratio"). The shares of Surviving Corporation Common Stock to be issued to holders of shares in accordance with this Section 1.9(a) and the shares of Surviving Corporation Series B Preferred Stock (as hereinafter defined) to be issued to holders of CTPI Series A Preferred Stock (as hereinafter defined) are referred to collectively as the "Merger Consideration."

                  (b) OUTSTANDING CTPI SERIES A PREFERRED STOCK. Each share (other than a Dissenting Share and shares held as treasury shares by CTPI) of CTPI Series A Preferred Stock, $0.10 par value per share ("CTPI Series A Preferred Stock"), outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive one validly issued, fully paid and nonassessable share of the Surviving Corporation's Series B Preferred Stock, $0.10 par value per share (the "Surviving Corporation Series B Preferred Stock"). The Surviving Corporation Series B Preferred Stock shall have substantially identical powers, preferences and relative rights following the Effective Time as CTPI Series A Preferred Stock had prior to the Effective Time.

                  (c) TREASURY SHARES. Each share of CTPI Common Stock or CTPI Series A Preferred Stock issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by CTPI shall, by virtue of the Merger and without any action on the part of CTPI, be canceled and retired and cease to exist, without any conversion thereof.

                  (d) IMPACT OF STOCK SPLITS, ETC. In the event of any change in Franklin Common Stock and/or Franklin Convertible Preferred Stock (collectively, "Franklin Shares") or CTPI Common Stock and/or CTPI Series A Preferred Stock (collectively, "CTPI Shares") between the date of this Agreement and the Effective Time of the Merger by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Surviving Corporation Common Stock and Surviving Corporation Series B Preferred Stock to be issued and delivered in the Merger in exchange for each outstanding share as provided in this Agreement shall be proportionately adjusted.

         1.10     EXCHANGE OF CERTIFICATES.

                  (a) PAYING AGENT. As of the Effective Time, the Surviving Corporation shall deposit with its transfer agent and registrar (the "Paying Agent"), for the benefit of the holders of the CTPI Shares, other than holders of Dissenting Shares, certificates, representing the shares of Surviving Corporation Common Stock and Surviving Corporation Series B Preferred Stock to be issued to such holders pursuant to Section 1.9 (such certificates together with any dividends or distributions with respect to such certificates being hereinafter referred to as the "Payment Fund").

                  (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior

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thereto represented CTPI Shares shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to a certificate representing that number of whole shares of Surviving Corporation Common Stock or Surviving Corporation Series B Preferred Stock, as applicable, which the aggregate number of CTPI Shares previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 1.9 of this Agreement (with respect to the Surviving Corporation Common Stock as provided in Section 1.10(f) below). The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with its normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing CTPI Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate(s) surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of CTPI or its transfer agent of certificates representing CTPI Shares and if such certificates are presented to CTPI for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 1.10(b), each certificate representing CTPI Shares (other than certificates representing treasury shares to be canceled in accordance with Section 1.9(c) and Dissenting Shares), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by Section 1.9.

                  (c) LETTER OF TRANSMITTAL. Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented CTPI Shares which have been converted as a result of the Merger pursuant to Section 1.9, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of certificates representing CTPI Shares to the Paying Agent, and which shall be in such form and have such provisions as the Surviving Corporation reasonably may specify) and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to Section 1.9.

                  (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Surviving Corporation Common Stock or Surviving Corporation Series B Preferred Stock with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented CTPI Shares which have been converted pursuant to Section 1.9, until the surrender for exchange of such certificate in accordance with this Article I.

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Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Surviving Corporation Common Stock or Surviving Corporation Series B Preferred Stock into which CTPI Shares represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 1.9, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of Surviving Corporation Common Stock or Surviving Corporation Series B Preferred Stock.


                  (e) NO FURTHER OWNERSHIP RIGHTS IN CTPI SHARES. The Merger Consideration (or, in respect of Dissenting Shares, the cash payment therefor) paid upon the surrender for exchange of certificates representing CTPI Shares in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to CTPI Shares theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividend or make any other distributions with a record date prior to the Effective Time which may have been declared by CTPI on CTPI Shares in accordance with the terms of this Agreement (or, with respect to CTPI Shares in accordance with their respective terms) or prior to the date of this Agreement and which remain unpaid at the Effective Time.

                  (f) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented shares of CTPI Common Stock which have been converted pursuant to Section 1.9(a). Each holder of CTPI Common Stock who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all certificates delivered by such holder) shall receive one whole share of the Surviving Corporation Common Stock for each fraction of a share of Surviving Corporation Common Stock the holder of CTPI Common Stock would have otherwise been entitled to receive.

                  (g) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing CTPI Shares for 120 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of CTPI Shares who are not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claims for any Merger Consideration and any dividends or distributions with respect to Surviving Corporation Common Stock or Surviving Corporation Series B Preferred Stock.

                  (h) NO LIABILITY. None of Franklin, CTPI, the Surviving Corporation or the Paying Agent, shall be liable to any person in respect of any

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cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law. If any certificates representing CTPI Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.3)), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all Claims or interest of any person previously entitled thereto.

         1.11 DISSENTING SHARES. Notwithstanding anything herein to the contrary in this Agreement, CTPI Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto and who properly demands in writing appraisal of such CTPI Shares in accordance with Section 262 of the Delaware Code and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights ("Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration therefor. In lieu thereof, such stockholders shall be entitled to receive payment of the appraised value of such CTPI Shares held by them in accordance with the provisions of Section 262 of the Delaware Code, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such securities under Section 262 shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the applicable Merger Consideration, upon surrender, in the manner provided in this Article I, of the certificate or certificates that formerly represented such CTPI Shares. CTPI shall take all actions required to be taken by it in accordance with Section 262(d)(1) of the Delaware Code with respect to the holders of CTPI Shares as of the record date for the CTPI Stockholders Meeting (as defined in Section 4.2(a)) and shall otherwise comply with the provisions of Section 262 of the Delaware Code. The Surviving Corporation shall, within ten days after the Effective Time, take all actions required to be taken by it pursuant to Section 262(d)(2) of the Delaware Code with respect to all holders of record, as of the Effective Time, of CTPI Shares. CTPI shall give Franklin prompt written notice of any demands for appraisal received by CTPI with respect to CTPI Shares, withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by CTPI, and Franklin shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, CTPI shall not, except with the prior written consent of Franklin, make any payments with respect to any demands for appraisal, or settle or offer to settle, any such demands.

         1.12 WITHHOLDING RIGHTS. The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of CTPI Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations thereunder, or any provision of a Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of CTPI Shares in respect to which such deduction and

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withholding was made by the Surviving Corporation or the Paying Agent, as the
case may be.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF FRANKLIN

         Franklin hereby represents and warrants to CTPI as follows:

         2.1 ORGANIZATION, STANDING AND CORPORATE POWER. Franklin and each of its Significant Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Franklin and each of its Significant Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, properties, results of operations, or condition (financial or otherwise) of Franklin and its subsidiaries, considered as a whole (a "Franklin Material Adverse Effect"). Franklin has delivered to CTPI complete and correct copies of the Franklin Certificate of Incorporation and Bylaws, as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" of any person means any subsidiary of such person that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-K of the Securities and Exchange Commission (the "SEC").

         2.2 CAPITAL STRUCTURE. The authorized capital stock of Franklin consists of (i) 5,000,000 shares of Franklin Common Stock and (ii) 5,000,000 shares of Franklin Series A Convertible Preferred Stock. At the close of business on November 29, 2001: (i) 1,074,700 shares of Franklin Common Stock were issued and outstanding, 30,000 shares of Franklin Common Stock were issuable pursuant to outstanding options to purchase Franklin Common Stock ("Franklin Stock Options"), and 123,375 shares of Franklin Common Stock were issuable upon conversion of outstanding shares of Franklin Series A Convertible Preferred Stock; and (ii) 16,450 shares of Franklin Series A Convertible Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on November 29, 2001, no shares of capital stock or other equity securities of Franklin were authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Franklin are, and all shares which may be issued pursuant to Franklin's stock option plans, as amended to the date hereof (the "Franklin Stock Option Plans"), or any outstanding Franklin Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Franklin Disclosure Letter accurately sets forth information concerning Franklin Stock Options outstanding as of November 29, 2001, including information as to the exercise price, expiration date, number outstanding, and number of Franklin Stock Options which are vested and unvested. No bonds, debentures, notes or other indebtedness of Franklin or any subsidiary of Franklin having the right to vote (or

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are convertible into, or exchangeable for, securities having the right to vote)
on any matters on which the stockholders of Franklin or any subsidiary of Franklin may vote are issued or outstanding. All the outstanding shares of capital stock of each subsidiary of Franklin have been validly issued and are fully paid and nonassessable and are owned by Franklin, by one or more wholly-owned subsidiaries of Franklin or by Franklin and one or more such wholly-owned subsidiaries, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for Liens that, individually or in the aggregate, could not reasonably be expected to have a Franklin Material Adverse Effect. Except as set forth above, neither Franklin nor any subsidiary of Franklin had outstanding any option, warrant, subscription or other right, agreement or commitment that either (i) obligates Franklin or any subsidiary of Franklin to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Franklin or any subsidiary of Franklin or (ii) restricts the transfer of Franklin Shares. No shares of capital stock of Franklin are owned of record or beneficially by any subsidiary of Franklin. Since the close of business on November 29, 2001 to the date hereof, neither Franklin nor any subsidiary of Franklin has issued any capital stock or securities or other rights convertible into or exercisable or exchangeable for shares of such capital stock other than securities issued upon the exercise of Franklin Stock Options outstanding on November 29, 2001 or upon conversion of shares of Franklin Series A Convertible Preferred Stock outstanding on November 29, 2001.

         2.3 AUTHORITY; NONCONTRAVENTION. Franklin has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 6.1(a) with respect to the consummation of the Merger and terminating Franklin's registration under the Investment Company Act of 1940, as amended (the "1940 Act") (the "Franklin Stockholder Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Franklin and the consummation by Franklin of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Franklin, subject, in the case of the Merger and issuance of the Merger Consideration, to the Franklin Stockholder Approval. This Agreement has been duly executed and delivered by Franklin and, assuming this Agreement constitutes the valid and binding agreement of CTPI, constitutes a valid and binding obligation of Franklin, enforceable against Franklin in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Franklin Certificate of Incorporation or the Bylaws of Franklin or the comparable documents of any subsidiary of Franklin, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Franklin or any of its subsidiaries is a party or by which Franklin or any of its subsidiaries or any of their assets is bound or affected, (iii) result in an obligation by Franklin, the Surviving Corporation or any of their respective subsidiaries to redeem, repurchase or retire (or offer to redeem, repurchase or retire) any outstanding debt or equity security of Franklin, the Surviving Corporation or any of their respective subsidiaries, or (iv) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except in the case of this clause (iv), for breaches that, individually or in the aggregate, could not reasonably be expected to have a Franklin Material Adverse Effect or to materially hinder Franklin's ability to consummate the transactions contemplated by this Agreement. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to Franklin or any of its subsidiaries in connection with the execution and delivery of this Agreement by Franklin or the consummation by Franklin of the transactions contemplated hereby, except for (i) the filing of (x) the registration statement on Form S-4 or Form N-14, whichever shall be applicable, to be filed with the SEC by Franklin in connection with the issuance of Surviving Corporation Common Stock and, if required to be registered under the Securities Act, the Surviving Corporation Series B Preferred Stock in the Merger (the "Registration Statement") and the declaration of effectiveness of the Registration Statement by the SEC, (y) a proxy statement to be filed with the SEC by Franklin relating to the Franklin Stockholder Approval (such proxy statement, together with the proxy statement relating to the approval of this Agreement and the Merger by the holders of the CTPI Shares (the "CTPI Stockholder Approval"), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (z) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (ii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which CTPI is qualified to do business.

         2.4 SEC DOCUMENTS. (i) Since January 1, 2000 Franklin has filed all required reports, schedules, forms, statements and other documents with the SEC (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents filed by Franklin since January 1, 2000 complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, or the 1940 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents filed by Franklin since January 1, 2000 as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of Franklin included in the SEC Documents filed by Franklin since January 1, 2000 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of Franklin and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (on the basis stated therein and subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Franklin satisfies all eligibility requirements established under the Securities Act for the use of the Form S-3 Securities Act registration form.

         2.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents filed by Franklin since January 1, 2000 and publicly available prior to the date of this Agreement (the "Franklin Filed SEC Documents") or as disclosed in Franklin's Disclosure Letter attached hereto (the "Franklin Disclosure Letter"), since the date of the most recent audited financial statements included in the Franklin Filed SEC Documents, Franklin and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which could reasonably be expected to have a Franklin Material Adverse Effect (including as a result of the consummation of the transactions contemplated by this Agreement), (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Franklin's currently outstanding capital stock (other than the payment of regular cash dividends on Franklin's Convertible Preferred Stock in accordance with usual record and payment dates),
(iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) (x) any granting by Franklin or any of it subsidiaries to any director, officer or other employee or independent contractor of Franklin or any of its subsidiaries of any increase in compensation or acceleration of benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Franklin Filed SEC Documents, (y) any granting by Franklin or any of its subsidiaries to any director, officer or other employee or independent contractor of any increase in, or acceleration of benefits in respect of, severance or termination pay, or pay in connection with any change of control of Franklin, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Franklin Filed SEC Documents or (z) any entry by Franklin or any of its subsidiaries into any employment, severance, change of control, or termination or similar agreement with any director, executive officer or other employee or independent contractor, or (v) any change in accounting methods, principles or practices by Franklin or any of its subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by a change in generally accepted accounting principles.

         2.6 NO EXTRAORDINARY PAYMENTS OR CHANGE IN BENEFITS. Except as disclosed in the Franklin Filed SEC Documents or in the Franklin Disclosure Letter, no current or former director, officer, employee or independent contractor of Franklin or any of its subsidiaries is entitled to receive any payment under any agreement, arrangement or policy (written or oral) relating to employment, severance, change of control, termination, stock options, stock purchases, compensation, deferred compensation, fringe benefits or other employee benefits currently in effect (collectively, the "Franklin Benefit Plans"), nor will any benefit received or to be received by any current or former director, officer, employee or independent contractor of Franklin or any of its subsidiaries under any Franklin Benefit Plan be accelerated or modified, as a result of or in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement.

         2.7 VOTING REQUIREMENTS. The affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of the outstanding Franklin Common Stock, entitled to vote thereon at the Franklin Stockholders Meeting (as hereinafter defined) with respect to the (i) approval of this Agreement, the Merger and the issuance of the Merger Consideration and
(ii) terminating Franklin's registration under the 1940 Act, are the only votes of the holders of any class or series of Franklin's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

         2.8 STATE TAKEOVER STATUTES. The Board of Directors of Franklin has approved the terms of this Agreement and the consummation of the transactions contemplated by this Agreement and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the Delaware Code. To Franklin's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement and no provision of the Franklin Certificate of Incorporation, the Bylaws of Franklin or other governing instrument of Franklin or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Franklin or CTPI to consummate the transactions contemplated by this Agreement. 2.9 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by Franklin directly with CTPI, without the intervention of any person on behalf of Franklin in such a manner as to give rise to any valid claim by any person against Franklin, CTPI, the Surviving Corporation or any subsidiary of any of them for a finder's fee, brokerage commission, or similar payment.

         2.10 COMPLIANCE WITH APPLICABLE LAWS. Each of Franklin and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted other than such Permits the absence of which would not, individually or in the aggregate, have a Franklin Material Adverse Effect, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a Franklin Material Adverse Effect. Except as disclosed in the Franklin Filed SEC Documents, Franklin and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules orders and regulations of any Governmental Entity, except for such noncompliance which individually or in the aggregate would not have a Franklin Material Adverse Effect.

         2.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Franklin Filed SEC Documents, and except for liabilities contemplated by this Agreement or otherwise disclosed in the Franklin Disclosure Letter, Franklin and its subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of Franklin and its consolidated subsidiaries or in the notes, exhibits or schedules thereto or
(ii) which reasonably could be expected to have a Franklin Material Adverse Effect.

         2.12 LITIGATION. Except as disclosed in the Franklin Filed SEC Documents or in the Franklin Disclosure Letter, there is no litigation, administrative action, arbitration or other proceeding pending against Franklin or any of its subsidiaries or, to the knowledge of Franklin, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a Franklin Material Adverse Effect or (ii) prevent, or significantly delay the consummation of the transactions contemplated by this Agreement. Except as set forth in the Franklin Filed SEC Documents, there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Franklin or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and (ii) of this Section 2.12.

         2.13 TRANSACTIONS WITH AFFILIATES. Other than the transactions contemplated by this Agreement and except to the extent disclosed in the Franklin Filed SEC Documents or in the Franklin Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between Franklin or its subsidiaries, on the one hand, and Franklin's affiliates (other than subsidiaries of Franklin) or any other person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

         2.14 INVESTMENT COMPANY ACT. At the Effective Time, neither Franklin nor any Franklin subsidiary will be an "investment company" or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meaning of the 1940 Act and neither Franklin nor any Franklin subsidiary shall be registered under the 1940 Act.

         2.15 TAXES. (a) Each of Franklin and the Franklin Subsidiaries has timely filed or caused to be timely filed all material Tax Returns (as defined below) required to be filed by it and for any partnerships for which any of them is a general partner (after giving effect to any filing extension properly granted by a Governmental

Entity having authority to do so) and has paid (or Franklin has paid on its behalf) all Taxes (as defined below) required to be paid as shown on such returns and all such Tax Returns were, when filed, complete and accurate in all material respects, except where the failure to file such Tax Returns, the failure to pay such Taxes and the failure of such Tax Returns to be complete and accurate in all material respects could not be reasonably expected to have a Franklin Material Adverse Effect. No material deficiencies for any Taxes have been or are currently being proposed, asserted or assessed in writing, or to the Knowledge of Franklin, threatened in writing by any taxing authority against Franklin or any Franklin Subsidiary. Neither Franklin nor a Franklin Subsidiary has executed or filed with any taxing authority any agreement now in effect extending the period for assessment of Taxes. No Tax Returns of Franklin or any Franklin Subsidiary have been or are currently being audited by any applicable taxing authority, and neither Franklin nor any Franklin Subsidiary has received any written notice that such audit is contemplated. There are no material Tax liens on any properties of Franklin or any Franklin Subsidiary other than liens for current Taxes not yet due and payable. The most recent audited financial statements contained in the Franklin SEC Documents reflect an adequate accrual in accordance with GAAP for all Taxes and deferred Taxes payable by Franklin and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as would not have a Franklin Material Adverse Effect, Franklin and each Franklin Subsidiary have complied with all applicable Laws relating to the payment, collection, withholding and deposit, as the case may be, of Taxes and, to the extent required, have paid over to the appropriate governmental authorities or are properly holding for such payment all taxes, unemployment insurance and other amounts required by law to be withheld or collected.

                  (b) Franklin is not required to include in income any material amount for an adjustment pursuant to Section 481 of the Code, and except as set forth in the Franklin Disclosure Letter, is neither a party to nor obligated under any agreement or other arrangement providing for the payment of any amount that is not or would not be deductible by Franklin by reason of
Section 280G of the Code or Section 162(m) of the Code.

                  (c) Neither Franklin nor any Franklin Subsidiary has taken or will take any action prior to the Closing Date that would create a material risk that the Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code.

                  (d) Neither Franklin nor any Franklin Subsidiary is a party to or has any obligation under any Tax sharing agreements or similar contract or arrangement that would have a Franklin Material Adverse Effect. Neither Franklin nor any Franklin Subsidiary has any material liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, that would have a Franklin Material Adverse Effect.

                  (e) No closing agreement pursuant to Section 712l of the Code (or any similar provision of state, local or foreign law) has been entered into by Franklin or any Franklin Subsidiary that would have a Franklin Material Adverse Effect.

                  (f) As used in this Agreement, "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF CTPI

         CTPI hereby represents and warrants to Franklin as follows:

         3.1 ORGANIZATION, STANDING AND CORPORATE POWER. CTPI and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. CTPI and each of its Significant Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of CTPI and its subsidiaries, considered as a whole (a "CTPI Material Adverse Effect"). CTPI has delivered to Franklin complete and correct copies of its Certificate of Incorporation and Bylaws, as amended to the date of this Agreement.

         3.2 CTPI CAPITAL STRUCTURE. The authorized capital stock of CTPI consists of (i) 500,000,000 shares of CTPI Common Stock, $0.01 par value per share; (ii) 300,000 shares of CTPI Series A Preferred Stock, $0.10 par value per share; (iii) 4,000,000 shares of Series B Preferred Stock of CTPI, $0.10 par value per share ("CTPI Series B Preferred Stock"), and (iv) 700,000 shares of CTPI Blank Check Preferred Stock, $0.10 par value per share. At the close of business on November 29, 2001: (i) 179,397,920 shares of CTPI Common Stock were issued and outstanding; (ii) 2,300,000 shares of CTPI Common Stock were held as issued to shareholders of Iguana Studios, Inc. but are being held in escrow and are expected to be released on March 2, 2002; (iii) 715,172 shares of CTPI Common Stock were held as issued to shareholders of Canned Interactive, Inc. but are being held in escrow and are expected to be released on June 12, 2002; (iv) 16,394,180 shares of CTPI Common Stock were issuable pursuant to outstanding options to purchase shares of CTPI Common Stock ("CTPI Stock Options"); (v) 41,325,001 shares of CTPI Common Stock were issuable pursuant to outstanding warrants to purchase shares of CTPI Common Stock ("CTPI Warrants");
(vi) 645 shares of CTPI Common Stock were reserved for issuance upon conversion of outstanding shares of CTPI Series A Preferred Stock; (vii) 645 shares of CTPI Series A Preferred Stock were issued and outstanding, and (viii) no shares of CTPI Series B Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on November 29, 2001, no shares of capital stock or other equity securities of CTPI were authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of CTPI, and all shares which may be issued pursuant to CTPI's stock option plans, as amended to the date hereof (the "CTPI Stock Option Plans") or any outstanding CTPI Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The CTPI Disclosure Letter accurately sets forth information concerning CTPI Stock Options and CTPI Warrants outstanding as of November 29, 2001, including information as to the exercise price, expiration date, number outstanding, and number of CTPI Stock Options which are vested and unvested. No bonds, debentures, notes or other indebtedness of CTPI or any subsidiary of CTPI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of CTPI or any subsidiary of CTPI may vote are issued or outstanding. All the outstanding shares of capital stock of each subsidiary of CTPI have been validly issued and are fully paid and nonassessable and are owned by CTPI or its subsidiaries, free and clear of all Liens, except for Liens that, individually or in the aggregate, could not reasonably be expected to have a CTPI Material Adverse Effect. Except as set forth above, neither CTPI nor any subsidiary of CTPI has any outstanding option, warrant, subscription or other right, agreement or commitment that either (i) obligates CTPI or any subsidiary of CTPI to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of CTPI or any subsidiary of CTPI or (ii) restricts the transfer of CTPI Shares. No shares of capital stock of CTPI are owned of record or beneficially by any subsidiary of CTPI. Since the close of business on November 29, 2001 to the date hereof, neither CTPI nor any subsidiary of CTPI has issued any capital stock or securities or other rights convertible into or exercisable or exchangeable for capital stock other than securities issued upon the exercise of CTPI Stock Options or CTPI Warrants outstanding on November 29, 2001 or upon conversion of shares of CTPI Series A Preferred Stock outstanding on November 29, 2001.

         3.3 AUTHORITY; NONCONTRAVENTION. CTPI has all requisite corporate power and authority to enter into this Agreement and, subject to CTPI Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by CTPI and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of CTPI, subject, in the case of the consummation of the Merger, to CTPI Stockholder Approval. This Agreement has been duly executed and delivered by CTPI and, assuming this Agreement constitutes the valid and binding agreement of Franklin, constitutes a valid and binding obligation of CTPI, enforceable against CTPI in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of CTPI or the comparable documents of any subsidiary of CTPI, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which CTPI or any of its subsidiaries is a party or by which CTPI or any of its subsidiaries or any of their assets is bound or affected, (iii) except as may be the case with respect to Dissenting Shares, result in an obligation by CTPI, the Surviving Corporation or any of their respective subsidiaries to redeem, repurchase or retire (or offer to redeem, repurchase or retire) any outstanding debt or equity security of CTPI, the Surviving Corporation or any of their respective subsidiaries, or (iv) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except, in the case of this clause (iv), for breaches that, individually or in the aggregate, could not reasonably be expected to have a CTPI Material Adverse Effect or to materially hinder CTPI's `s ability to consummate the transactions contemplated by this Agreement. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to CTPI in connection with the execution and delivery of this Agreement by CTPI or the consummation by CTPI of any of the transactions contemplated by this Agreement, except for (i) the Joint Proxy Statement relating to CTPI Stockholder Approval and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (ii) the filing of the certificate of merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of the other states in which CTPI is qualified to do business.

         3.4 SEC DOCUMENTS. Since January 1, 2000, CTPI and its subsidiaries have filed all required SEC Documents. As of their respective dates, the SEC Documents filed by CTPI since January 1, 2000 complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of SEC Documents filed by CTPI since January 1, 2000 as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CTPI included in SEC Documents filed by CTPI since January 1, 2000 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated or combined financial position of CTPI and its subsidiaries as of the dates thereof and the consolidated or combined results of their operations and cash flows for the periods then ended (on the basis stated therein and subject, in the case of unaudited statements, to normal year-end audit adjustments). CTPI satisfies all eligibility requirements established under the Securities Act for the use of the Form S-3 Securities Act registration form.

         3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in SEC Documents filed by CTPI since January 1, 2000, and publicly available prior to the date of this Agreement (the "CTPI Filed SEC Documents") or as disclosed in CTPI's Disclosure Letter attached hereto (the "CTPI Disclosure Letter"), since the date of the most recent audited financial statements included in the CTPI Filed SEC Documents, CTPI and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which could reasonably be expected to have a CTPI Material Adverse Effect (including as a result of the consummation of the transactions contemplated by this Agreement), (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of CTPI's outstanding capital stock (other than the payment of regular cash dividends on CTPI Series A Preferred Stock in accordance with usual record and payment dates), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv)
(x) any granting by CTPI or any of its subsidiaries to any director, officer or other employee or independent contractor of CTPI or any of its subsidiaries of any increase in compensation or acceleration of benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the CTPI Filed SEC Documents, (y) any granting by CTPI or any of its subsidiaries to any director, officer or other employee or independent contractor of any increase in, or acceleration of benefits in respect of, severance or termination pay, or pay in connection with any change of control of CTPI, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the CTPI Filed SEC Documents or (z) any entry by CTPI or any of its subsidiaries into any employment, severance, change of control, or termination or similar agreement with any director, executive officer or other employee or independent contractor, or (v) any change in accounting methods, principles or practices by CTPI or any of its subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by a change in generally accepted accounting principles.

         3.6 NO EXTRAORDINARY PAYMENTS OR CHANGE IN BENEFITS. Except as disclosed in the CTPI Filed SEC Documents or in the CTPI Disclosure Letter, no current or former director, officer, employee or independent contractor of CTPI or any of its subsidiaries is entitled to receive any payment under any agreement, arrangement or policy (written or oral) relating to employment, severance, change of control, termination, stock options, stock purchases, compensation, deferred compensation, fringe benefits or other employee benefits currently in effect (collectively, the "CTPI Benefit Plans"), nor will any benefit received or to be received by any current or former director, officer, employee or independent contractor of CTPI or any of its subsidiaries under any CTPI Benefit Plan be accelerated or modified, as a result of or in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement.

         3.7 VOTING REQUIREMENTS. The affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of the outstanding CTPI Shares, entitled to vote thereon at the CTPI Stockholders Meeting (as hereinafter defined) with respect to the approval of this Agreement, is the only vote of the holders of any class or series of CTPI's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

         3.8 STATE TAKEOVER STATUTES. To CTPI's knowledge, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement and no provision of the Certificate of Incorporation of CTPI, the Bylaws of CTPI or other governing instrument of CTPI or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of CTPI or Franklin to consummate the transactions contemplated by this Agreement.

         3.9 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by CTPI directly with Franklin, without the intervention of any person on behalf of CTPI in such a manner as to give rise to any valid claim by any person against CTPI, Franklin, the Surviving Corporation or any subsidiary of any of them for a finder's fee, brokerage commission, or similar payment.

         3.10 COMPLIANCE WITH APPLICABLE LAWS. Each of CTPI and its subsidiaries has in effect all Federal, state, local and foreign governmental Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted other than such Permits the absence of which would not, individually or in the aggregate, have a CTPI Material Adverse Effect, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a CTPI Material Adverse Effect. Except as disclosed in the CTPI Filed SEC Documents, CTPI and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules orders and regulations of any Governmental Entity, except for such noncompliance which individually or in the aggregate would not have a CTPI Material Adverse Effect.

         3.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the CTPI Filed SEC Documents, and except for liabilities contemplated by this Agreement or otherwise disclosed in the CTPI Disclosure Letter, CTPI and its subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of CTPI and its consolidated subsidiaries or in the notes, exhibits or schedules thereto or (ii) which reasonably could be expected to have a CTPI Material Adverse Effect.

         3.12 LITIGATION. Except as disclosed in the CTPI Filed SEC Documents or in the CTPI Disclosure Letter, there is no litigation, administrative action, arbitration or other proceeding pending against CTPI or any of its subsidiaries or, to the knowledge of CTPI, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a CTPI Material Adverse Effect or (ii) prevent, or significantly delay the consummation of the transactions contemplated by this Agreement. Except as set forth in the CTPI Filed SEC Documents, there is no judgment, order, injunction or decree of any Governmental Entity outstanding against CTPI or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and (ii) of this Section 3.12.

         3.13 TRANSACTIONS WITH AFFILIATES. Other than the transactions contemplated by this Agreement and except to the extent disclosed in the CTPI Filed SEC Documents or in the CTPI Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between CTPI or its subsidiaries, on the one hand, and CTPI's affiliates (other than subsidiaries of CTPI) or any other person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

         3.14 INVESTMENT COMPANY ACT. Neither CTPI nor any CTPI Subsidiary is an "investment company" or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meaning of the 1940 Act.

         3.15 TAXES. (a) Each of CTPI and the CTPI Subsidiaries has timely filed or caused to be timely filed all material Tax Returns required to be filed by it and for any partnerships for which any of them is a general partner (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or CTPI has paid on its behalf) all Taxes required to be paid as shown on such returns and all such Tax Returns were, when filed, complete and accurate in all material respects, except where the failure to file such Tax Returns, the failure to pay such Taxes and the failure of such Tax Returns to be complete and accurate in all material respects could not be reasonably expected to have a CTPI Material Adverse Effect. No material deficiencies for any Taxes have been or are currently being proposed, asserted or assessed in writing, or to the Knowledge of CTPI, threatened in writing by any taxing authority against CTPI or any CTPI Subsidiary. Neither CTPI nor a CTPI Subsidiary has executed or filed with any taxing authority any agreement now in effect extending the period for assessment of Taxes. No Tax Returns of CTPI or any CTPI Subsidiary have been or are currently being audited by any applicable taxing authority, and neither CTPI nor any CTPI Subsidiary has received any written notice that such audit is contemplated. There are no material Tax liens on any properties of CTPI or any CTPI Subsidiary other than liens for current Taxes not yet due and payable. The most recent audited financial statements contained in the CTPI SEC Documents reflect an adequate accrual in accordance with GAAP for all Taxes and deferred Taxes payable by CTPI and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as would not have a CTPI Material Adverse Effect, CTPI and each CTPI Subsidiary have complied with all applicable Laws relating to the payment, collection, withholding and deposit, as the case may be, of Taxes and, to the extent required, have paid over to the appropriate governmental authorities or are properly holding for such payment all taxes, unemployment insurance and other amounts required by law to be withheld or collected.

                  (b) CTPI is not required to include in income any material amount for an adjustment pursuant to Section 481 of the Code, and except as set forth in the CTPI Disclosure Letter, is neither a party to nor obligated under any agreement or other arrangement providing for the payment of any amount that is not or would not be deductible by CTPI by reason of Section 280G of the Code or Section 162(m) of the Code.

                  (c) Neither CTPI nor any CTPI Subsidiary has taken or will take any action prior to the Closing Date that would create a material risk that the Merger would not qualify as a reorganization within the meaning of
Section 368(a) of the Code.

                  (d) Neither CTPI nor any CTPI Subsidiary is a party to or has any obligation under any Tax sharing agreements or similar contract or arrangement that would have a CTPI Material Adverse Effect. Neither CTPI nor any CTPI Subsidiary has any material liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, that would have a CTPI Material Adverse Effect.

                  (e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by CTPI or any CTPI Subsidiary that would have a CTPI Material Adverse Effect.

         3.16 SALE OF CERTAIN INSYS AND RAND INTERESTS. CTPI has reduced its ownership interests in InSys Technology LLC to 49% and sold its interests in RAND Interactive Corporation ("RAND") in exchange for a warrant to acquire 30% of RAND.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

         4.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT; INFORMATION SUPPLIED.

                  (a) As soon as practicable following the date of this Agreement, CTPI and Franklin shall prepare and file with the SEC the Joint Proxy Statement and Franklin shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy

Statement will be included as a prospectus. Each of CTPI and Franklin shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. CTPI will use its best efforts to cause the Joint Proxy Statement to be mailed to CTPI's stockholders, and Franklin will use its best efforts to cause the Joint Proxy Statement to be mailed to Franklin's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Franklin shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or take any action that would subject it to the service of process in suits, other than as to matters and transactions relating to the Registration Statement, in any jurisdiction where it is not so subject) required to be taken under any applicable state securities laws in connection with the issuance of Franklin Common Stock and the Surviving Corporation Series B Preferred Stock in the Merger, and CTPI shall furnish all information concerning CTPI and the holders of CTPI Shares as may be reasonably requested in connection with any such action.

                  (b) CTPI agrees that none of the information supplied or to be supplied by CTPI for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to CTPI's stockholders or at the time of the CTPI Stockholders Meeting (as defined in Section 4.2), contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter thereof which has become false or misleading. CTPI agrees that the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except with respect to statements made or incorporated by reference therein based on information supplied by Franklin specifically for inclusion or incorporated by reference in the Joint Proxy Statement.

                  (c) Franklin agrees that none of the information supplied or to be supplied by Franklin for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to Franklin's stockholders, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter thereof which has become false or misleading. Franklin agrees that the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except with respect to statements made or incorporated by reference in either the Registration Statement or the Joint Proxy Statement based on information supplied by CTPI specifically for inclusion or incorporation by reference therein.

         4.2      MEETINGS OF CTPI STOCKHOLDERS AND FRANKLIN STOCKHOLDERS.

                  (a) CTPI will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "CTPI Stockholders Meeting") to submit this Agreement, together with the affirmative recommendation of CTPI's Board of Directors, to CTPI's stockholders so that they may consider and vote upon the approval of this Agreement. CTPI will use its best efforts to hold the CTPI Stockholders Meeting as soon as practicable after the date hereof and to obtain the favorable votes of its stockholders.

                  (b) Franklin will take all action necessary in accordance with applicable law and the Franklin Certificate of Incorporation and the Franklin Bylaws to convene a meeting of its stockholders (the "Franklin Stockholders Meeting") to submit this Agreement, together with the affirmative recommendation of Franklin's Board of Directors, to Franklin's stockholders so that they may consider and vote upon the approval of this Agreement and the termination of Franklin's registration under the 1940 Act. Franklin will use its best efforts to hold the Franklin Stockholders Meeting as soon as practicable after the date hereof and to obtain the favorable votes of its stockholders.

                  (c) Each of Franklin and CTPI agrees to cooperate and use its respective best efforts to hold the Franklin Stockholders Meeting and the CTPI Stockholders Meeting on the same day.

         4.3 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice, each of CTPI and Franklin shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, counsel, financial advisors and other representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, each of CTPI and Franklin shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other party such information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each of CTPI and Franklin will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information (including the terms of this Agreement) obtained from Franklin or CTPI, respectively, in confidence to the extent required by and in accordance with the provisions of the letter dated October 19, 2001, between Franklin and CTPI (the "Confidentiality Agreement").

         4.4 PUBLIC ANNOUNCEMENTS. Franklin, on the one hand, and CTPI, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, other public statements or other dissemination of information (public or private) with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement or other dissemination of information (public or private) prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to rules of The American Stock Exchange or the OTC Bulletin Board.

         4.5      ACQUISITION PROPOSALS.

                  4.5.1    CTPI ACQUISITION PROPOSAL.

                  (a) At any time prior to June 30, 2002, CTPI shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director, stockholder, or employee of, or any investment banker, attorney or other advisor or representative of, CTPI or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any CTPI Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any CTPI Acquisition Proposal, or (iii) agree to approve or recommend any CTPI Acquisition Proposal or otherwise enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that if the Board of Directors of CTPI determines in good faith that failure to do so would cause the Board of Directors of CTPI to breach its fiduciary duties to its stockholders under applicable law, after receipt of advice to such effect from independent legal counsel (who may be CTPI's regularly engaged independent legal counsel), CTPI may, in response to any CTPI Superior Proposal (as hereinafter defined), which proposal was not solicited by it and which did not otherwise result from a breach of this Section 4.5.1, and subject to providing prior written notice of its decision to take such action to Franklin and compliance with the other requirements of this Section 4.5.1, (a) furnish information with respect to CTPI and CTPI's subsidiaries to any person making a CTPI Superior Proposal pursuant to a customary confidentiality agreement (as determined in good faith by CTPI based on the advice of its independent legal counsel), (b) participate in discussions or negotiations regarding such CTPI Superior Proposal or (c) enter into a definitive agreement providing for the implementation of a CTPI Superior Proposal if CTPI or its

Board of Directors is simultaneously terminating this Agreement pursuant to
Section 7.1(d).

                  (b) The Board of Directors of CTPI will not withdraw or modify, or propose to withdraw or modify, in any manner adverse to Franklin, its approval or recommendation of this Agreement or the Merger except in connection with a CTPI Superior Proposal and then only upon or after the termination of this Agreement pursuant to Section 7.1(d).

                  (c)      For purposes of this Section 4.5.1:

                          (i)       "CTPI Superior Proposal" means any bona fide
written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to CTPI's stockholders consisting of cash and/or securities, all of the shares of CTPI's capital stock then outstanding or all or substantially all the assets of CTPI, on terms which a majority of the members of the Board of Directors of CTPI determines in their good faith judgment (after consultation with independent financial advisors) and after taking into account all legal, financial, regulatory and other material aspects of such proposal, the person making the proposal, the strategic benefits to be derived from the Merger and the long-term prospects of Franklin and Franklin's subsidiaries, to be more favorable to CTPI's stockholders than the Merger from a financial point of view and for which financing, to the extent required, is then committed or which a majority of the members of the Board of Directors of CTPI determines in their good faith judgment (after such consultation), is likely to be obtained by such third party.

                           (ii)     "CTPI Acquisition Proposal" means any
proposal with respect to a merger, consolidation, share exchange or similar transaction involving CTPI or any Significant Subsidiary of CTPI, or any purchase of any of the assets of CTPI or any Significant Subsidiary of CTPI, or any equity interest in CTPI or any Significant Subsidiary of CTPI, other than the transactions contemplated hereby.

                  (d) CTPI will notify Franklin promptly, and in no event, no later than 24 hours after notification, of any inquiries or proposals with respect to any Acquisition Proposal that is received by, or any such negotiations or discussions that are sought to be initiated with, CTPI.

                  (e) Nothing contained in this Section 4.5.1 shall prohibit the Board of Directors of CTPI from taking and disclosing to its stockholders a position in accordance with Rules 14d-9 and 14e-2 under the Exchange Act with respect to a tender offer or any exchange offer commenced by a third party.

                  4.5.2    FRANKLIN ACQUISITION PROPOSAL.

                  (a) At any time prior to June 30, 2002, Franklin shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director, stockholder, or employee of, or any investment banker, attorney or other advisor or representative of, Franklin or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Franklin Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably be expected to lead to, any Franklin Acquisition Proposal or (iii) agree to approve or recommend any Franklin Acquisition Proposal or otherwise enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that if the Board of Directors of Franklin determines in good faith that failure to do so would cause the Board of Directors of Franklin to breach its fiduciary duties to its stockholders under applicable law, after receipt of advice to such effect from independent legal counsel (who may be Franklin's regularly engaged independent legal counsel), Franklin may, in response to any Franklin Superior Proposal (as hereinafter defined), which proposal was not solicited by it and which did not otherwise result from a breach of this Section 4.5.2, and subject to providing prior written notice of its decision to take such action to CTPI and compliance with the other requirements of this Section 4.5.2, (a) furnish information with respect to Franklin and Franklin's subsidiaries to any person making a Franklin Superior Proposal pursuant to a customary confidentiality agreement (as determined in good faith by Franklin based on the advice of its independent legal counsel), (b) participate in discussions or negotiations regarding such Franklin Superior Proposal or (c) enter into a definitive agreement providing for the implementation of a Franklin Superior Proposal if Franklin or its Board of Directors is simultaneously terminating this Agreement pursuant to Section 7.1(f).

                  (b) The Board of Directors of Franklin will not withdraw or modify, or propose to withdraw or modify, in any manner adverse to CTPI, its approval or recommendation of this Agreement or the Merger except in connection with a Franklin Superior Proposal and then only upon or after the termination of this Agreement pursuant to Section 7.1(f).

                  (c)      For purposes of this Section 4.5.2:

                          (i)       "Franklin Superior Proposal" means any bona
fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to Franklin's stockholders consisting of cash and/or securities, all of the shares of Franklin's capital stock then outstanding or all or substantially all the assets of Franklin, on terms which a majority of the members of the Board of Directors of Franklin determines in their good faith judgment (after consultation with independent financial advisors) and after taking into account all legal, financial, regulatory and other material aspects of such proposal, the person making the proposal, the strategic benefits to be derived from the Merger and the long-term prospects of CTPI and CTPI's subsidiaries, to be more favorable to Franklin's stockholders than the Merger from a financial point of view and for which financing, to the extent required, is then committed or which a majority of the members of the Board of Directors of Franklin determines in their good faith judgment (after such consultation), is likely to be obtained by such third party.

                          (ii)      "Franklin Acquisition Proposal" means any
proposal with respect to a merger, consolidation, share exchange or similar transaction involving Franklin or any Significant Subsidiary of Franklin, or any purchase of any of the assets of Franklin or any Significant Subsidiary of Franklin, or any equity interest in Franklin or any Significant Subsidiary of Franklin, other than the transactions contemplated hereby.

                  (d) Franklin will notify CTPI Franklin promptly, and in no event, no later than 24 hours after notification, of any inquiries or proposals with respect to any Acquisition Proposal that is received by, or any negotiations or discussions that are sought to be initiated with, Franklin.

                  (e) Nothing contained in this Section 4.5.2 shall prohibit the Board of Directors of Franklin from taking and disclosing to its stockholders a position in accordance with Rules 14d-9 and 14e-2 under the Exchange Act with respect to a tender offer or any exchange offer commenced by a third party.

         4.6 CONSENTS, APPROVALS AND FILINGS. CTPI and Franklin will make and cause their respective subsidiaries and, to the extent necessary, their other affiliates, if any, to make all necessary filings, as soon as practicable, including, without limitation, those required under the 1940 Act, the Securities Act and the Exchange Act, in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement, including the termination of Franklin's registration under the 1940 Act. In addition, CTPI and Franklin will each use its best efforts, and will cooperate fully and in good faith with each other, (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement, and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Each of CTPI and Franklin shall use its best efforts to promptly provide such information and communications to Governmental Entities as such Governmental Entities may reasonable request. Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement and shall make such revisions thereto as reasonably requested by such other party. Each party shall provide to the other party the opportunity to participate in all meetings and material conversations with Governmental Entities.

         4.7 AFFILIATES' LETTERS. Prior to the Closing Date, CTPI shall deliver to Franklin a letter identifying all persons who may be, at the time the Merger is submitted for approval to the stockholders of CTPI, "affiliates" of CTPI for purposes of Rule 145 under the Securities Act. CTPI shall use its best efforts to cause each such person to deliver to Franklin on or prior to the Closing Date an executed letter in form and substance reasonably satisfactory to both CTPI and Franklin, stating that such person is an "affiliate" of CTPI for purposes of Rule 145 under the Securities Act.

         4.8 STOCK EXCHANGE LISTING. Franklin shall use its best efforts to cause the shares of Surviving Corporation Common Stock to be issued in the Merger to be approved for quotation on the American Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

         4.9 STOCKHOLDER LITIGATION. Each of CTPI and Franklin shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against it and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to by CTPI or Franklin without the other party's consent, which consent shall not be unreasonably withheld.

         4.10 INDEMNIFICATION. The Certificate of Incorporation and Bylaws of the Surviving Corporation and each of its subsidiaries shall contain, respectively, the provisions with respect to indemnification set forth in the Certificate of Incorporation of the Surviving Corporation attached hereto as ANNEX I and the Bylaws of the Surviving Corporation attached hereto as ANNEX II, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of CTPI or Franklin or any of their respective subsidiaries (the "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. The Surviving Corporation will cause to be maintained, for a period of not less than six years from the Effective Time, Franklin's and CTPI's current directors' and officers' insurance and indemnification policies to the extent that they provide coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and executive officers of Franklin and CTPI, as the case may be, on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement; PROVIDED, HOWEVER, that the Surviving Corporation may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of the Surviving Corporation or any of its subsidiaries so long as the terms thereof are not less advantageous to the beneficiaries thereof than the existing D&O Insurance. The provisions of this Section 4.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of the Surviving Corporation.

         4.11 LETTER OF CTPI'S ACCOUNTANTS. CTPI shall use its reasonable best efforts to cause to be delivered to Franklin a letter of KPMG LLP, CTPI's independent public accountants, and any other independent public accountants whose report would be required to be included in the Registration Statement pursuant to the rules and regulations under the Securities Act, each dated a date within two business days before the date on which the Registration Statement shall become effective and an additional letter from each of them dated a date within two business days before the Closing Date, each addressed to Franklin, in form and substance reasonably satisfactory to Franklin and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         4.12 LETTER OF FRANKLIN'S ACCOUNTANTS. Franklin shall use its reasonable best efforts to cause to be delivered to CTPI a letter of Ernst & Young LLP, Franklin's independent public accountants, and any other independent public accountants whose report would be required to be included in the Registration Statement pursuant to the rules and regulations under the Securities Act, each dated a date within two business days before the date on which the Registration Statement shall become effective and an additional letter from each of them dated a date within two business days before the Closing Date, each addressed to CTPI, in form and substance reasonably satisfactory to CTPI and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         4.13 CONSUMMATION OF MERGER; BEST EFFORTS. Each of Franklin and CTPI shall use commercially reasonable efforts to have the Closing of the Merger and the transactions contemplated by this Agreement occur on or before March 31, 2002.

                                    ARTICLE V

                              COVENANTS RELATING TO
                       CONDUCT OF BUSINESS PRIOR TO MERGER

         5.1 CONDUCT OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, CTPI and Franklin shall, and shall cause their respective subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve the goodwill of those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time and except as set forth in the CTPI Filed SEC Documents or the Franklin Filed SEC Documents, as applicable, or as otherwise disclosed in the Franklin Disclosure Letter or the CTPI Disclosure Letter, CTPI and Franklin shall not, and shall not permit any of their respective subsidiaries to, without the prior consent of the other party hereto:

                           (i)      (a) declare, set aside or pay any dividends
on, or make any other distributions (whether in cash, stock or property) in respect of, any of CTPI's or Franklin's or any of their respective subsidiaries' outstanding capital stock (other than, with respect to CTPI and its subsidiaries, the payment of regular cash dividends by CTPI on CTPI Series A Preferred Stock and, with respect to Franklin and its subsidiaries, the payment of regular cash dividends by Franklin on Franklin Convertible

Preferred Stock, in each case in accordance with usual record and payment dates), (x) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (y) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, or (z) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other equity securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity securities or convertible securities other than (1) upon the exercise of CTPI Stock Options and Franklin Stock Options outstanding on the date of this Agreement, (2) pursuant to employment agreements or other contractual arrangements in effect on the date of this Agreement, (3) with respect to Franklin, upon the conversion of shares of Franklin Convertible Preferred Stock, (4) with respect to CTPI, upon the conversion of shares of CTPI Series A Preferred Stock, or (5) the issuance and sale by Franklin to CTPI prior to the Effective Time of shares of Franklin capital stock on such terms and conditions as Franklin and CTPI may agree;

                           (ii)     amend its Certificate of Incorporation
(except as otherwise required by this Agreement), Bylaws or other comparable charter or organizational documents;

                           (iii)    acquire any business (including the assets
thereof) or any corporation, partnership, joint venture, association or other business organization or division thereof, or make any material investments, except that (x) CTPI, may, without the approval of Franklin, increase its investments in any companies or businesses in which it currently has an investment; provided that the aggregate amount of all of such increased investments made subsequent to the date of this Agreement shall not exceed $400,000, (y) Franklin, may, without the approval of CTPI, increase its investments in any companies or businesses in which it currently has an investment; provided that the aggregate amount of all of such increased investments made subsequent to the date of this Agreement shall not exceed $100,000 and (z) CTPI may purchase from Franklin, shares of Franklin capital stock or other properties or assets of Franklin on such terms and conditions as CTPI and Franklin may agree;

                           (iv)     except as disclosed on Franklin's or CTPI's
Disclosure Letter, as the case may be, sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to CTPI or Franklin and their respective subsidiaries taken as a whole, except that Franklin may sell to CTPI such of Franklin's properties or assets as Franklin and CTPI may agree upon such terms and conditions as Franklin and CTPI may agree;

                           (v)      (x) other than working capital borrowings in
the ordinary course of business and consistent with past practices incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to CTPI or Franklin or any of their respective direct or indirect wholly-owned subsidiaries or (y) make any material loans or advances to any other person, other than to CTPI or Franklin, or to any of their respective direct or indirect wholly-owned subsidiaries and other than routine advances to employees;

                           (vi)     make any tax election or settle or
compromise any income tax liability that could reasonably be expected to be material to CTPI or Franklin and their respective subsidiaries taken as a whole;

                           (vii)    pay, discharge, settle or satisfy any
material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of CTPI or Franklin included in the CTPI Filed SEC Documents or the Franklin Filed SEC Documents, respectively, or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

                           (viii)   fail to pay any liabilities or obligations
pursuant to their terms in the ordinary course of business and consistent with past practice or otherwise in accordance with the terms and conditions of this Agreement;

                           (ix)     except as disclosed on Franklin's or CTPI's
Disclosure Letter, as the case may be, become a party to any lease or sublease under which CTPI or Franklin, as applicable, has the right to use or occupy, now or in the future, any real property or equipment, or become a party to any other agreement which contemplates any type of leasing arrangement;

                           (x)      except as disclosed on Franklin's or CTPI's
Disclosure Letter, as the case may be, make any material commitments or agreements for capital expenditures or capital additions or betterments except as materially consistent with the budget for capital expenditures as of the date of this Agreement and consistent with past practices;

                           (xi)     except as may be required by law,

                                    (1)      other than in the ordinary course
         of business and consistent with past practices, make any representation or promise, oral or written, to any employee or former director, officer or employee of CTPI or Franklin or any of their respective subsidiaries which is inconsistent with the terms of any CTPI Benefit Plan or Franklin Benefit Plan, respectively;

                                    (2)      increase the number of employees at
         the corporate levels of CTPI or Franklin or any of their respective subsidiaries, or, other than in the ordinary course of business and consistent with past practices, make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any director, employee or any agent or consultant of CTPI or

         Franklin or any of their respective subsidiaries other than routine changes or amendments that are required under existing contracts;

                                    (3)      adopt, enter into, amend, alter or
         terminate, partially or completely, any CTPI Benefit Plan or Franklin Benefit Plan or any election made pursuant to the provisions of any CTPI Benefit Plan or Franklin Benefit Plan, to accelerate any payments, obligations or vesting schedules under any CTPI Benefit Plan or Franklin Benefit Plan; or

                                    (4)      other than in the ordinary course
         of business consistent with past practices, approve any general or company-wide pay increases for employees;

                           (xii)    except in the ordinary course of business,
modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which CTPI or Franklin or any of their respective subsidiaries is a party or waive, release or assign any material rights or claims thereunder; or

                           (xiii)   authorize any of, or commit or agree to take
any of, the foregoing actions.

         5.2 CTPI STOCK OPTIONS AND CTPI WARRANTS. At the Effective Time, each CTPI Stock Option and each CTPI Warrant, shall be deemed to have been assumed by Franklin, without further action by Franklin, and shall thereafter be deemed an option to acquire, on the same terms and conditions as were applicable under such CTPI Stock Option or CTPI Warrant, as applicable, that number of shares of Surviving Corporation Common Stock that would have been received in respect of such CTPI Stock Option or CTPI Warrant, as applicable, if it had been exercised immediately prior to the Effective Time (such CTPI Stock Options assumed by Franklin, the "Assumed CTPI Stock Options", such CTPI Warrants assumed by Franklin, the "Assumed CTPI Warrants"); PROVIDED, HOWEVER, that no fractional shares shall be issued on the exercise of such Assumed CTPI Stock Option or Assumed CTPI Warrant, and, in lieu thereof, the holder of such Assumed CTPI Stock Option or Assumed CTPI Warrant, as applicable, shall only be entitled to the amount of shares of Surviving Corporation Common Stock, if any, as calculable pursuant to Section 1.10(f) of this Agreement.

         5.3 OTHER ACTIONS. CTPI and Franklin shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions of the Merger set forth in Article VI not being satisfied.

         5.4 TRANSFER TAXES. CTPI and Franklin shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) STOCKHOLDER APPROVAL. CTPI Stockholder Approval and Franklin Stockholder Approval shall have been obtained.

                  (b) GOVERNMENTAL AND REGULATORY CONSENTS. All required consents, approvals, permits and authorizations to the consummation of the transactions contemplated hereby by CTPI and Franklin shall be obtained from any Governmental Entity whose consent, approval, permission or authorization is required by reason of a change in law after the date of this Agreement, unless the failure to obtain such consent, approval, permission or authorization could not reasonably be expected to have a Surviving Corporation Material Adverse Effect, or to materially and adversely affect the validity or enforceability of this Agreement or the Merger.

                  (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that the party invoking this condition shall use its best efforts to have any such order or injunction vacated.

                  (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  (e) EXECUTION OF EMPLOYMENT AGREEMENTS; WAIVER OF CHANGE-IN-CONTROL PROVISIONS. Each of William Avery, Spencer L. Brown and Stephen L. Brown shall have executed a document waiving any "change-in-control" rights that may be triggered in connection with the Merger and the transactions contemplated by this Agreement. Each of William Avery, Spencer L. Brown and Stephen L. Brown shall have executed new employment agreements with the Surviving Corporation in the form set forth in EXHIBITS A, B and C hereto.

         6.2 CONDITIONS TO OBLIGATIONS OF FRANKLIN. The obligation of Franklin to effect the Merger are further subject to the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CTPI contained in this Agreement shall have been true and correct on the date of this Agreement (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate could not reasonably be expected to have a CTPI Material Adverse Effect. CTPI shall have delivered to Franklin a certificate dated as of the Closing Date, signed by a senior executive officer of CTPI, to the effect set forth in this Section 6.2(a).

                  (b) PERFORMANCE OF OBLIGATIONS OF CTPI . CTPI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Franklin shall have received a certificate signed on behalf of CTPI by a senior executive officer of CTPI to such effect.

                  (c) TAX OPINION. Franklin shall have received an opinion of Weil, Gotshal & Manges LLP, dated the Closing Date, in form and substance reasonably satisfactory to Franklin, based upon representations of Franklin and CTPI, the form and substance of which shall be agreed upon by the parties, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                  (d) CASH ON HAND. At the Closing, CTPI shall have cash or cash equivalent investments on hand in an amount equal to not less than the excess of $9,000,000 over the sum of (i) the aggregate amount paid in cash by CTPI to Franklin from and after the date of this Agreement to purchase any capital stock of Franklin or any other properties or assets of Franklin, and
(ii) an amount equal to $260,000 for each period of 30 days (and a ratable portion thereof for a period of less than 30days) from the date of this Agreement to the Closing Date. CTPI shall deliver to Franklin a certificate, dated the Closing Date, signed by a senior executive officer of CTPI, to the effect that the condition contained in this Section 6.2(d) has been satisfied.

         6.3 CONDITIONS TO OBLIGATION OF CTPI . The obligation of CTPI to effect the Merger is further subject to the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Franklin contained in this Agreement shall have been true and correct on the date of this Agreement (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate could not reasonably be expected to have a Franklin Material Adverse Effect. Franklin shall have delivered to CTPI a certificate dated as of the Closing Date, signed by a senior executive officer of Franklin, to the effect set forth in this Section 6.3(a).

                  (b) PERFORMANCE OF OBLIGATIONS OF FRANKLIN. Franklin shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CTPI shall have received a certificate signed on behalf of Franklin by a senior executive officer of Franklin to such effect.

                  (c) TAX OPINION. CTPI shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, dated as of the Closing Date, in form and substance reasonably satisfactory to CTPI, based upon representations of Franklin and CTPI, the form and substance of which shall be agreed upon by the parties, to the effect that the Merger will be treated as a reorganization under
Section 368(a) of the Code.

                  (d) TERMINATION OF 1940 ACT REGISTRATION. Franklin shall have received shareholder approval to withdraw its election as a Business Development Corporation and Franklin shall have taken all actions reasonably necessary so that Franklin is no longer subject to Section 55 through 65 of the 1940 Act or required to be operated under the 1940 Act or the rules and regulations thereunder.

                  (e) CONSENT OF HOLDERS OF FRANKLIN CONVERTIBLE PREFERRED STOCK. Franklin shall have received the consent of the holders of not less than the majority of the outstanding shares of Franklin Convertible Preferred Stock to the designation of Spencer Brown and Irving Levine as the two directors of the Surviving Corporation which the holders of the Franklin Convertible Preferred are entitled to elect.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of CTPI or
Franklin:

                  (a)      by mutual written consent of Franklin and CTPI

                  (b)      by either Franklin or CTPI:

                           (i)      if, upon a vote at a duly held CTPI
Stockholders Meeting or Franklin Stockholders Meeting or any adjournment thereof, any required approval of the stockholders of CTPI or Franklin, as the case may be, shall not have been obtained;

                           (ii)     if the Merger shall not have been
consummated on or before June 30, 2002, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

                           (iii)    if any Governmental Entity shall have issued
an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                           (iv)     if the other party hereto shall have
breached the requirements of Sections 4.2 or 4.5 hereof, unless the party seeking to invoke this clause (iv) shall at such time be in material breach of this Agreement.

                  (c) by Franklin, if (i) the Board of Directors of CTPI withdraws, modifies or changes its approval or recommendation of this Agreement in a manner adverse to Franklin or shall have resolved to do so, (ii) the Board of Directors of CTPI shall have recommended to the stockholders of CTPI a CTPI Acquisition Proposal or shall have resolved to do so, or (iii) a tender offer or exchange offer for any outstanding shares of capital stock of CTPI is commenced and the Board of Directors of CTPI fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

                  (d) by CTPI, if the Board of Directors of CTPI shall determine, following receipt of advice of independent legal counsel (who may be CTPI's regularly engaged independent legal counsel) that failure to so terminate would cause the Board of Directors of CTPI to breach its fiduciary duties under applicable laws and, on or prior to such date, any person or group (other than Franklin) shall have made a public announcement or otherwise communicated to CTPI and its stockholders with respect to a CTPI Superior Proposal; PROVIDED, HOWEVER, that CTPI may not terminate this Agreement pursuant to this Section 7.1(d) until three business days have elapsed following delivery to Franklin of written notice of such determination of CTPI (which written notice will inform Franklin of the material terms and conditions of the CTPI Superior Proposal).

                  (e) by CTPI, if (i) the Board of Directors of Franklin withdraws, modifies or changes its approval or recommendation of this Agreement in a manner adverse to CTPI or shall have resolved to do so, (ii) the Board of Directors of the Franklin shall have recommended to the stockholders of Franklin a Franklin Acquisition Proposal or shall have resolved to do so, or (iii) a tender offer or exchange offer for any outstanding shares of capital stock of Franklin is commenced and the Board of Directors of Franklin fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

                  (f) by Franklin, if the Board of Directors of Franklin shall determine, following receipt of advice of independent legal counsel (who may be Franklin's regularly engaged independent legal counsel) that failure to so terminate would cause the Board of Directors of Franklin to breach its fiduciary duties under applicable laws and, on or prior to such date, any person or group (other than CTPI) shall have made a public announcement or otherwise communicated to Franklin and its stockholders with respect to a Franklin Superior Proposal; PROVIDED, HOWEVER, that Franklin may not terminate this Agreement pursuant to this Section 7.1(f) until three business days have elapsed following delivery to CTPI of written notice of such determination of Franklin (which written notice will inform CTPI of the material terms and conditions of the Franklin Superior Proposal).

         7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either CTPI or Franklin as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Franklin or CTPI, other than the last sentence of
Section 4.3 and Sections 2.9, 3.9, 7.2 and 10.2. Nothing contained in this
Section 7.2 shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

         7.3 AMENDMENT. Subject to the applicable provisions of the Delaware Code, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; PROVIDED, HOWEVER, that after CTPI Stockholder Approval and Franklin Stockholder Approval has been obtained, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of CTPI's or Franklin's stockholders hereunder without the approval of their respective stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         7.4 EXTENSION, WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         7.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of Franklin or CTPI, action by its Board of Directors or a duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                             SURVIVAL OF PROVISIONS

         8.1 SURVIVAL. The representations, warranties and agreements (other than those contained in Sections 1.6, 1.7, 1.10, 1.11, 4.10 and Articles VII, IX and X) respectively made by CTPI and Franklin in this Agreement, or in any certificate, respectively, delivered by CTPI or Franklin pursuant to Section
6.2 or Section 6.3 hereof will not survive the Closing. The agreements of the parties contained in Sections 1.6, 1.7, 1.10, 1.11, 4.10 and Articles VII, IX and X shall survive the Closing.

                                   ARTICLE IX

                                     NOTICES

         9.1 NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered, telecopied or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

         If to Franklin, to:

                  Franklin Capital Corporation
                  450 Park Avenue
                  10th Floor
                  New York, New York 10022
                  Attention:  Stephen L. Brown
                  Telephone:  (212) 486-2323
                  Telecopy:  (212) 755-5451

         With copies to:

                  Weil, Gotshal & Manges LLP
                   767 Fifth Avenue
                   New York, NY 10153
                   Attention: Jeffrey J. Weinberg, Esq.
                   Telephone: (212) 310-8000
                   Telecopy: (212) 310-8007

         If to CTPI, to:

                  Change Technology Partners, Inc.
                   537 Steamboat Road
                   Greenwich, Connecticut 06830
                   Attention:  William Avery
                   Telephone:  (203) 661-6942
                   Telecopy:  (203) 661-1331

         With copies to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attention: James M. Dubin, Esq.
                  Telephone: (212) 373-3000
                  Telecopy: (212) 757-3990

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article IX will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 ENTIRE AGREEMENT. Except for the Confidentiality Agreement and documents executed by CTPI and Franklin pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto and other documents delivered in connection herewith) and the Confidentiality Agreement contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

         10.2     EXPENSES.

                  (a) Except as provided in this Section 10.2, whether or not the Merger is consummated, each of CTPI and Franklin will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby including any broker's or finder's fees and expenses of their respective representatives; provided that the fees and expenses incurred in connection with the printing, mailing and distribution of the Joint Proxy Statement and the preparation and filing of the Registration Statement, shall be borne equally by Franklin and CTPI.

                  (b)      Notwithstanding the provisions of Section 10.2(a):

                           (i)      in the event that this Agreement is
terminated by Franklin pursuant to Section 7.1(c) or 7.1(f), then, concurrently with any such termination, Franklin shall pay CTPI a fee equal to $500,000 (the "Franklin Break-Up Fee") by wire transfer of same day funds.

                           (ii)     In the event that this Agreement is
terminated by CTPI pursuant to Section 7.1(d) or 7.1(e), then, concurrently with any such termination, CTPI shall pay Franklin a fee equal to $500,000 (the "CTPI Break-Up Fee") by wire transfer of same day funds.

                           (iii)    In the event that this Agreement is
terminated by CTPI pursuant to Section 7.1(d) or 7.1(e), CTPI shall pay, upon Franklin's request, the reasonable out-of-pocket expenses (including reasonable attorney's fees) not to exceed $250,000 in the aggregate, incurred by Franklin in connection with this Agreement and the transactions contemplated hereby, which shall be in addition to any fee payable pursuant to Section 10.2(b)(ii).

                           (iv)     In the event that this Agreement is
terminated by Franklin pursuant to Section 7.1(c) or 7.1(f), Franklin shall pay, upon CTPI's request, the reasonable out-of-pocket expenses (including reasonable attorney's fees) not to exceed $250,000 in the aggregate, incurred by CTPI in connection with this Agreement and the transactions contemplated hereby, which shall be in addition to any fee payable pursuant to Section 10.2(b)(i).

                           (v)      The parties acknowledge that the agreements
contained in this Section 10.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if Franklin or CTPI, as the case may be, fails promptly to pay the amount due to be paid by it pursuant to this Section 10.2(b), and, in order to obtain such payment, the other party commences a suit which results in a judgment against the defaulting party for any of the fees set forth in this Section 10.2(b), the defaulting party shall pay to the non-defaulting party its costs and expenses (including attorney's fees and expenses) in connection with such suit. Payment of the CTPI Break-Up Fee or the Franklin Break-Up Fee shall be compensation and liquidated damages for the loss suffered by CTPI or Franklin, as the case may be, as the result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and CTPI or Franklin, as the case may be, shall have no other liability to the other party, other than the payment of the CTPI Break-Up Fee or the Franklin Break-Up Fee, as applicable.

         10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         10.4 NO THIRD PARTY BENEFICIARY. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         10.6 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure

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

to the benefit of and be enforceable by, the parties and their respective successors and assigns.

         10.7 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America; and (f) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization.

         10.8 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present o future law, and if the rights or obligations of CTPI or Franklin under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

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

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of CTPI and Franklin effective as of the date first written above.

                                   CHANGE TECHNOLOGY PARTNERS, INC.


                                   By:  /s/ William Avery
                                        ---------------------------------------
                                        Name:   William Avery
                                        Title:  President and Chief Executive
                                                Officer


                                   FRANKLIN CAPITAL CORPORATION


                                   By:  /s/ Stephen L. Brown
                                        ---------------------------------------
                                        Name:   Stephen L. Brown
                                        Title:  Chief Executive Officer





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